UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On October 16, 2025, Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) issued a News Release entitled “A Sincere Letter from Shareholder - Mr. Barry H. Adams.” The News Release shares a letter received from long-time investor Barry Adams and thanks him for his thoughtful observations and continued support. In his letter, Mr. Adams raises questions regarding former CEO and Director Allen Hartman’s conduct and highlights concerns over evasive responses and the lack of transparency experienced by him personally as a shareholder, concerns and points which align with the Company’s own findings, public filings and court filings. The News Release reiterates Silver Star’s commitment to integrity, accountability, and transparency under its current leadership and urges all shareholders to reject the BLUE card and Vote the WHITE proxy card in support of management’s efforts to protect shareholder value, recover losses from prior misconduct, and continue building a stronger, more accountable Company. Please refer to the full News Release, Mr. Adams’ Letter, presented below and attached hereto as Exhibit 99.1 for further details.

Exhibit Index

Exhibit Number	Exhibit Description
99.1	October 16, 2025 - A Sincere Letter From Shareholder - Mr. Barry Adams

October 16, 2025

A Sincere Letter from a Fellow Shareholder – Mr. Barry Adams

Dear Fellow Shareholders,

The Company is sharing a letter from a long-time investor Mr. Barry H. Adams received yesterday, October 15, 2025. Silver Star Properties REIT, Inc (the “Silver Star”) Chairman and CEO Gerald W. Haddock, and the Board, would like to sincerely thank Mr. Adams for his thoughtful and candid letter. His reflections as a long-term investor — including his questions to former CEO and former Director Allen Hartman and Mr. Adams concerns over evasive and incomplete responses by Allen Hartman - mirror many of the same issues that Silver Star has raised in its own filings and court proceedings. Mr. Adams’ independent observations reinforce the Company’s position that shareholders deserve direct, honest answers and full transparency regarding past management actions.

Mr. Adams’ letter also notes several points that align with the Company’s findings, including unexplained uses of Company funds, evasive answers during investor discussions, and frustration with the lack of accountability demonstrated by prior leadership. These are the very matters that current management and the Board have worked diligently to uncover and correct through improved governance, audited financial oversight, and legal action to protect shareholder value.

Silver Star encourages all shareholders to review Mr. Adams’ letter carefully and to ask Mr. Hartman the same direct questions Mr. Adams posed. Every shareholder deserves clear, truthful answers — not deflection.

The Company remains deeply grateful to Mr. Adams and to all investors who have shown patience and support as Silver Star works to restore transparency, rebuild trust, and deliver long-term value. Silver Star believes Mr. Adams’ words reflect the growing recognition among shareholders that accountability and integrity are essential to protecting their investments.

In the spirit of Mr. Adams’ example, the Company urges all shareholders to reject the BLUE card and vote the WHITE proxy card — a vote for integrity, honesty, transparency, and a management team whose objectives align with shareholders. A vote for the WHITE card is a vote to protect your investment, pursue recovery of value lost through prior misconduct, and continue building you, the Shareholders, a stronger, more accountable Company. See below, or the attached Exhibit-99.1 – A Sincere Letter from Shareholder Mr. Barry Adams for the full letter.

Barry H Adams

Naples, Florida

October 15, 2025

Board of Management

Silver Star Properties REIT Inc.,

601Sawyer Street, Suite 600

HOUSTON

TEXAS 77007

Gentlemen

The purpose of this letter is to record my thanks to Messrs. Gerald Haddock, Jack Tompkins and James Still and the board of directors of Silver Star, for their October 6 presentation, covering the status of the state of the company and the proxy contest for our vote. You were all superb and created the correct impression on all sharelders.

I have never met any of you, so we have no relationships which could impact my writing to you. By way of background, I will describe my business career and the manner I became in volved in this investment.

My business career: I am a Chartered Accountant which is the equivalent of a Certified Public Accountant in this country, and in 1965 I joined Arthur Andersen in Kansas City MO and was admitted as a partner in that international firm in 1971. I retired in 1992 as the Country managing Partner for South Africa. I then had a successful second career as a Non-executive director of a number of listed companies in that county including FirstRand Group Limited one of the largest banks and insurance groups including the most active Investment Bank, Tiger Brands, Limited the largest food company in South Africa as well insurance companies and asset managers companies. In addition, I was Chairman in S Africa for Hannover Reinsurance Group a subsidiary of the German parent as well as Chairman of the National Roads Agency the South African government owned operator of all interstate roads and owned millions of acres of land adjoining those highways. I moved to the USA as a visitor in 2007, obtained an investor green card in 2012, in terms of the EB\5 program which required an investment of $1 million. In 2017 I was proudly admitted as a US Citizen.

History of my involvement in Silver Star: In about 2010, I invested $200,000 in Hartman Short Term Income Properties XIX, Inc after the introduction by an asset manager in New York. A few years later, the asset manager told me they were no longer including this company as an asset that they would monitor or allow me to include it as part of the asset base managed by them. I tried to obtain an explanation, but the asset manager would not discuss. I was suspicious as to the reason and reviewed the basis of the asset manager making the introduction. I was shocked that they may have been influenced by a very generous commission and I changed asset managers and monitored the investment on my own. Over the years I was surprised that the income distributions exceeded income, and I was concerned that capital was being refunded to maintain the level of payments to shareholders. This was an unusual action by a company who I would expect to concentrate on enhancing shareholder wealth by growing the value of investments.

Current events : On September 11,2025, I sent Mr. Hartman two pages of questions which I was surprised to find constituted the bulk of the discussion on that call. My first question was that in October,2018 Silver Star had an amount of $22 million cash available and asked Mr. Hartman to confirm that he was aware of this. He answered that he was not aware of this. So I could not explore what had happened to these funds. A completely unacceptable answer.

Also, I asked him about the 2020 acquisition of Hartman Advisors Limited. His answer was a masterful reaction of avoiding responding and a reference to his generosity of not taking a salary.

His other answers were as unacceptable, and I have been further disillusioned when talking to him on the phone and now I do not talk to Mr. Hartman.

We are all tired of this process. We have heard both sides of the story. This situation is very unfortunate for all of us. In my opinion, all is not lost and we have two options as follows:

a) Support Allen Hartman, which could potentially lose the company's possibility of recovering against the claim against Mr. Hartman as described by the company your legal counsel, and then allow the genesis of this mess, to liquidate our investment at an assured loss, or
b) Support the current leadership in a turnaround using the self-storage base as a possible solution. Based on the clear response you gave to all questions raised on October 6, I believe the current leadership can pull off this turnaround.

I propose to vote YES on the white card, and I will ignore the blue card and the frequent requests to support my Hartman.

Please distribute this letter to anyone you believe would be interested.

Yours truly

Vote the WHITE Card today to secure the best possible outcome for your investment and for the company’s future. If you’ve already voted the BLUE card, you can still change your vote. Simply vote the enclosed WHITE card today—it is the last vote that counts.

Vote now: https://web.viewproxy.com/silverstarreit/2025 or for voting instructions, meeting details, and the latest shareholder updates, visit www.silverstarreit.com.
•If you would prefer to vote your proxy by phone:
◦Call 1-844-202-6616 for a live person, may have to wait in the queue, available Monday through Friday 9:00 am until 10:00 pm Eastern
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Voting questions? Call Alliance Advisors at 1-844-202-6616 or email SLVS@allianceadvisors.com.

Sincerely,

Gerald W.Haddock
Gerald W.Haddock, Chairman and CEO
and the Board of Directors, Silver Star Properties REIT, Inc.

Media Contact:
📧  press@silverstarREIT.com
Investor Relations Contact:
📧  investorrelations@silverstarREIT.com
📞 877-734-8876

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 promulgated thereunder, to the extent that any information contained in this Proxy Statement Supplement modifies, supersedes, or supplements the disclosures set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on May 29, 2025, such information shall be deemed to so modify, supersede, or supplement—and shall be incorporated by reference into—that Proxy Statement as of the date hereof. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.
Participants in the Solicitation
Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of June 20, 2025, the Silver Star Executive Committee and current directors, and executive officers beneficially owned approximately 3,517,313 shares, or 1.89%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “draft”. “pro forma”, “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations its annual report on Form 10-K can be completed and publicly filed; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s view of the future of self-storage; the Company’s view of the future performance of any specific asset or all assets of the Company; the Company’s view of the potential future share price of the common stock; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in presentations and press and news releases speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.